THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933/AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT AND LAWS OR, SUBJECT TO SECTION 5.3 HEREOF, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE STOCK

Issuer: MEDecision, Inc., a Pennsylvania corporation

Number of Shares: 70,000, subject to adjustment

Class of Stock: Common Stock, no par value per share

Exercise Price: $0.90 per share, subject to adjustment Issue

Date: September 26, 2002

Expiration Date: September 26, 2009

FOR THE AGREED UPON VALUE of $1.00, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, this Warrant is issued to SILICON VALLEY BANK (together with its successors and permitted transferees and assigns, “Holder”) by MEDecision, Inc., a Pennsylvania corporation (the “Company”).

Subject to the terms and conditions hereinafter set forth, the Holder is entitled upon surrender of this Warrant and the duly executed subscription form annexed hereto as Appendix 1, at the office of the Company, One Devon Square, 724 W. Lancaster Avenue, Suite 200, Wayne, Pennsylvania 19087 or such other office as the Company shall notify the Holder of in writing, to purchase from the Company up to Seventy Thousand (70,000) fully paid and non-assessable shares (the “Shares”) of the Company’s common stock, no par value per share (“Common Stock”)-at a purchase price per Share of Ninety Cents ($0.90) (the “Exercise Price”). This Warrant may be exercised in whole or in part at any time and from time to time until 5:00 PM, Eastern time, on the Expiration Date set forth above, and shall be void thereafter. Until such time as this Warrant is exercised in full or expires, the Exercise Price and the Shares are subject to adjustment from time to time as hereinafter provided.

ARTICLE 1

EXERCISE

1.1. Method of Exercise. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company, Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a certified or official bank check or wire transfer of immediately available funds for the aggregate Exercise Price for the Shares being purchased as a condition to exercising this Warrant.

1.2. Conversion Right. In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined as follows:

X = Y (A-B)/A

where:	X = the number of Shares to be issued to the Holder.

Y = the number of Shares with respect to which this Warrant is being exercised.

A = the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share.

B = the Exercise Price.

1.3. Fair Market Value.

1.3.1. If shares of Common Stock are traded on a nationally recognized securities exchange or over the counter market, the fair market value of one Share shall be the closing price of a share of Common Stock reported for the business day immediately preceding the date of Holder’s Notice of Exercise to the Company.

1.3.2. If shares of Common Stock are not traded on a nationally recognized securities exchange or over the counter market, the Board of Directors of the Company shall determine the fair market value of a share of Common Stock in its reasonable good faith judgment. Notwithstanding the foregoing, in the event this Warrant is exercised in connection with the Company’s initial public offering of Common Stock, the fair market value per share shall be the per share offering price to the public of the Company’s initial public offering. For purposes of Rule 144 under the Securities Act of 1933, 17 CFR §230.144, the Company and the Holder agree that, to the fullest extent possible, the cashless exercise of this Warrant shall be deemed to be a conversion of such portion of the Warrant, pursuant to the terms hereof, into Common Stock.

1.4. Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the right to purchase the Shares not so acquired; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate(s) in a name other than that of Holder, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

1.5. Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6. Assumption on Sale. Merger, or Consolidation of the Company.

1.6.1. “Acquisition”. For the purpose of this Warrant, “Acquisition” means any sale, transfer, exclusive license, or other disposition of all or substantially all of the assets of the Company, or any acquisition, reorganization, consolidation or merger of the Company where the holders of the Company’s outstanding voting equity securities immediately prior to the transaction beneficially own less than a majority of the outstanding voting equity securities of the surviving or successor entity immediately following the transaction.

1.6.2. In connection with, and upon the closing of, any Acquisition (other than an Acquisition in which the consideration received by the Company’s stockholders consists solely of cash), and as a condition precedent thereto, the successor or surviving entity shall assume the obligations of this Warrant, and this Warrant thereafter shall be exercisable for the same kind and amount of securities and other property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Exercise Price shall be adjusted such that the product of (i) the Exercise Price in effect immediately prior to the closing of such Acquisition, and (ii) the number of Shares then issuable upon exercise of this Warrant, equals the product of (i) the number of shares or other securities or property for which this Warrant shall be exercisable immediately following the closing of such Acquisition, and (ii) the Exercise Price in effect immediately following the closing of such Acquisition, and the Exercise Price and number and class of Shares shall continue to be subject to adjustment from time to time in accordance with the provisions hereof.

1.7. Transfer of Securities. The terms of this Warrant shall be binding upon the successors of Holder.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1. Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the outstanding shares of Common Stock, payable in Common Stock or other securities, or subdivides the outstanding Common Stock into a greater amount of Common Stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2. Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property.. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Exercise Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive classifications, exchanges, substitutions, or other events.

2.3. Adjustments for Combinations, Etc. If the outstanding shares of Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.4. No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or by-laws, or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

2.5. Adjustments for Diluting Issuances. In the event of a Diluting Issuance (as defined in that certain Antidilution Agreement dated as of July 2, 2002 between the Company and Holder (the “Antidilution Agreement”)) by the Company, at any time and from time to time after the Issue Date of this Warrant, then the number of Shares issuable upon exercise or conversion of this Warrant and the Exercise Price therefor shall be adjusted in accordance with the provisions of the Antidilution Agreement. Under no circumstances shall the aggregate Exercise Price payable by the Holder upon exercise of the Warrant increase as a result of any adjustment arising from a Diluting Issuance.

2.6. Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise or conversion of this Warrant, the Company shall eliminate such fractional Share interest by paying Holder an amount computed by multiplying such fractional interest by the Fair Market Value (determined in accordance with Section 1,3 above) of one Share.

2.7. Certificate as to Adjustments. Upon each adjustment of the Exercise Price, number of Shares or class of security for which this Warrant is exercisable, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its chief financial officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price, number of Shares and class of security for which this Warrant is exercisable in effect upon the date thereof and the series of adjustments leading to such Exercise Price, number of Shares and class of security.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1. Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

(a) All Shares which may be issued upon the due exercise of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(b) The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued shares such number of shares of its Common Stock and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion or exchange of such Common Stock into or for such other securities.

3.2. Notice of Certain Events. If the Company proposes at any time prior to the consummation of the Company’s IPO (as defined below) (a) to declare any dividend or distribution upon any of its Common Stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of Common Stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of any of its securities; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of securities of the Company shall be entitled to receive such dividend, distribution or rights) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; and (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of securities of the Company will be entitled to exchange their securities of the Company for securities or other property deliverable upon the occurrence of such event). For purposes of this Agreement, “IPO” means the first public sale of Common Stock of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended.

3.3. Intentionally Omitted.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE HOLDER

4.1. Purchase for Own Account. Except for transfers to Holder’s affiliates, this Warrant and the Shares to be acquired upon exercise hereof will be acquired for investment for Holder’s account, not as nominee or agent, and not with a view to sale or distribution in violation of applicable federal and state securities laws.

4.2. Investment Experience. Holder understands that the purchase of this Warrant and the Shares covered hereby involves substantial risk. Holder (a) has experience as an investor in unregistered securities, (b) has sufficient knowledge and experience in financial and business affairs that it evaluate the risks and merits of its investment in this Warrant and the Shares, and (c) can bear the economic risk of such Holder’s investment in this Warrant and the Shares.

4.3. Accredited Investor. Holder is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended.

4.4. This Warrant and, upon exercise hereof, the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. Holder understands that the offering and sale of this Warrant and, upon exercise hereof, the Shares are intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof and the provisions of Regulation D promulgated thereunder, based, in part, upon the representations, warranties and agreements of Holder contained in this Warrant. Holder is aware that this Warrant and, upon exercise hereof, the Shares are “restricted securities” and that it must bear the substantial economic risks of the investment in this Warrant and, upon exercise hereof, the Shares indefinitely because this Warrant and, upon exercise hereof, the Shares may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available. Holder is familiar with Rule 144 promulgated under the Securities Act and understands the resale limitations imposed thereby and by the Securities Act and the rules thereunder generally. Holder understands that legends shall be placed on the Shares to the effect that they have not been registered under the Securities Act or applicable state securities laws and appropriate notations thereof will be made in the Company’s stock books. Stop transfer instructions will be placed with the transfer agent of this Warrant and the Shares. It is not anticipated that there will be any market for resale of this Warrant and, upon exercise hereof, the Shares and, as such, this Warrant and, upon exercise hereof, the Shares will not be freely transferable at any time in the foreseeable future.

4.5. Holder has full power and authority to accept this Warrant and upon exercise hereof, to execute and deliver the Notice of Exercise and all other related agreements or certificates and to carry out the provisions hereof and thereof, and make an investment in the Company, and this Warrant constitutes and the Notice of Exercise shall constitute a legal, valid and binding obligation of Holder enforceable in accordance with their terms. The acceptance of this Warrant and, upon exercise hereof, the execution and delivery of the Notice of Exercise will not violate or be in conflict with any order, judgment, injunction, agreement or controlling document to which Holder is a party or by which it is bound.

4.6. Holder acknowledges that neither the Securities and Exchange Commission nor any state securities commission has approved this Warrant or the Shares.

4.7. Holder and the Holder’s accountants, consultants, lawyers and financial advisors, if any (the “Advisors”), had the opportunity to obtain any information, to the extent the Company had such information in Company’s possession or could acquire it without unreasonable effort or expense, to verify the accuracy of the information and all documents received or reviewed in connection with the acquisition of this Warrant and have had the opportunity to ask representatives of the Company questions and receive answers concerning the terms and conditions of this particular investment.

4.8. Holder is unaware of, is in no way relying on, and did not become aware of the offering of this Warrant and, upon exercise hereof, the Shares through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, in connection with the offering and sale of this Warrant and did not become aware of the offering of this Warrant and is not purchasing this Warrant through or as a result of any seminar or meeting to which Holder was invited by, or any solicitation of a subscription by, a person not previously known to it in connection with investments in securities generally.

4.9. Holder has taken no action which would give rise to any claim by any person for brokerage commissions, finders’ fees or the like relating to this Warrant or the transactions contemplated hereby and thereby.

4.10. Holder is not relying on the Company or any of its employees or agents with respect to the legal, tax economic and related considerations of an investment in this Warrant, and Holder has relied on the advice of, or has consulted with, only its own Advisors.

4.11. Holder represents to the Company that the representations and warranties and any information which Holder has heretofore furnished or furnishes with the Notice of Exercise to the Company are true, complete and accurate and may be relied upon by the Company in determining the availability of an exemption-from registration under Federal and state securities laws in connection with the offering of this Warrant and, upon exercise hereof, the Shares. Holder further represents and warrants that Holder will notify and supply corrective information to the Company immediately upon the occurrence of any change therein occurring prior to the Company’s issuance of any Shares.

4.12. Within twenty days after receipt of a request from the Company, Holder will use reasonable efforts to provide such information and deliver such documents as may reasonably be necessary to comply with any and all laws and ordinances to which the Company is subject.

4.13. Any purported transfer of this Warrant or any Shares not in compliance with the terms and conditions of this Warrant shall be null and void.

ARTICLE 5

MISCELLANEOUS

5.1. No Rights as a Shareholder. Except as specifically provided in this Warrant, Holder shall have no rights as a shareholder of the Company in respect of the Shares issuable hereunder unless and until Holder exercises this Warrant as to ail or any of such Shares.

5.2. Legends. This Warrant and the Shares shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT AND LAWS OR, SUBJECT TO SECTION 5.3 OF THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE CORPORATION TO SILICON VALLEY BANK DATED AS OF SEPTEMBER 26, 2002, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

5.3. This Warrant and the Shares may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to Silicon Valley Bancshares or other affiliate of Holder, so long as such affiliate is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended.

5.4. Transfer Procedure. Following its receipt of this executed Warrant, Silicon Valley Bank will transfer same in whole or in part to its parent corporation Silicon Valley Bancshares, and thereafter Holder and/or Silicon Valley Bancshares may, subject to Section 5.3 above, transfer all or part of this Warrant and/or the Shares at any time and from time to time by giving the Company notice of the portion of the Warrant and/or Shares being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable); provided, that at all times prior to the Company’s IPO, Holder shall not, without the prior written consent of the Company, transfer this Warrant (or any part hereof) or any Shares to any person who directly competes with the Company, unless such transfer is in connection with an Acquisition of the Company by any such person. For purposes of this Warrant, “affiliate” shall mean an entity which directly or indirectly controls, is controlled by or is under common control with such entity.

5.5. Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally, or mailed by first-class registered or certified mail, postage prepaid, or sent via reputable overnight courier service, fee prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such holder from time to time, but in all cases, unless instructed in writing otherwise, the Company shall deliver a copy of all notices to Holder to Silicon Valley Bank, Treasury Department, 3003 Tasman Drive, HA 200, Santa Clara, California 95054.

5.6. Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7. Attorneys Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of The Commonwealth of Pennsylvania, without giving effect to its principles regarding conflicts of law.

5.9. Successors. All the covenants and provisions of this Warrant shall be binding upon and inure to the benefit of the Company, Holder and their respective successors and assigns hereunder.

5.10. Entire Agreement. This Warrant constitutes the entire agreement between Holder and the Company with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings.

5.11. Severability. If any provision of this Warrant shall be held to be invalid and unenforceable, such invalidity or unenforceability shall not affect any other provision of this Warrant.

5.12. Captions. The caption headings of the Sections of this Warrant are for convenience of reference only and are not intended, nor should they be construed, as-a part of this Warrant and shall be given no substantive effect.

5.13. Benefits of this Warrant. Nothing in this Warrant shall be construed to give to any person or corporation other than the Company, the Holder of this Warrant and its assignees or, upon exercise hereof, the Shares any legal or equitable right, remedy or claim under this Warrant; and this Warrant shall be for the sole exclusive benefit of the Company, the Holder and its assignees.

(REMAINDER OF PAGE LEFT BLANK INTENTIONALLY)

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Stock to be executed as an instrument under seal by its duly authorized representative as of the date first above written.

“COMPANY”
ATTEST:		MEDECISION, INC.
By:	/s/ Dennis E. Johnson	By:	/s/ Carl E. Smith

Name:	Dennis E. Johnson	Name:	Carl E. Smith
Title:	Corporate Controller	Title:	Vice President and Chief Financial
Officer

“HOLDER”
SILICON VALLEY BANK
By:	/s/ John V. Atanasoff

Name:	John V. Atanasoff
Title:	Regional Product Manager

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase _____ shares of the ______________ stock of ________________________________ pursuant to Section 1.1 of the attached Warrant, and tenders herewith payment of the Exercise Price of such shares in full.

1. The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in Section 1.2 of the attached Warrant. This conversion is exercised with respect to ___________ of shares of the _______________ Stock of ______________________.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Social Security No. or Federal Tax I.D. No.)

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

(Signature)

(Date)

ASSIGNMENT

For value received, Silicon Valley Bank hereby sells, assigns and transfers unto:

Name: Silicon Valley Bancshares

Address: 3003 Tasman Drive (HA-200)

Santa Clara, CA 95054

Tax ID: 91-1962278

that certain Warrant to Purchase Stock issued by MEDecision, Inc. (the “Company”), on September 26, 2002 (the “Warrant”) together with all rights, title and interest therein.

SILICON VALLEY BANK
By:	/s/ John V. Atanasoff

Name:	John V. Atanasoff

Title:	Regional Product Manager

Date: September 27, 2002

By its execution below, and for the benefit of the Company, Silicon Valley Bancshares makes each of the representations and warranties set forth in Article 4 of the Warrant as of the date hereof.

SILICON VALLEY BANCSHARES
By:	/s/ Paulette Mehas

Name:	Paulette Mehas
Title:	Treasurer